SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (amendment no. )`
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The Progressive Corporation

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      6300 Wilson Mills Road
      Mayfield Village, Ohio 44143
      440-461-5000
      progressive.com
April 4, 2008
Dear Shareholder:
By now you should have received a proxy statement, annual report and proxy card for The Progressive Corporation’s Annual Meeting of Shareholders to be held on April 18, 2008. According to our records, your shares have not yet been voted.
At this important meeting, shareholders will be asked to elect four directors, ratify our selection of an independent auditor, and vote on proposals to change our articles of incorporation and code of regulations (bylaws) to:
○	Adopt a majority voting standard in uncontested director elections (Item 2 in the proxy statement),

○	Make related changes to the definition of a director’s “term of office” to address what happens if an incumbent director is not re-elected (Item 3), and

○	Increase the size of our board of directors from 12 to 13 members (Item 4).
Our board unanimously recommends that shareholders vote to elect the four director candidates and vote “FOR” each of the other proposals.
Your vote is very important. Items 3 and 4 in the proxy statement require the approval of 75% of our outstanding shares to pass. In addition, on Item 4, if you do not provide specific voting instructions, your broker is not permitted to vote on your behalf — and your shares will not be counted . To date, we have not received enough votes to meet the 75% approval requirements, and we therefore are soliciting your vote again.
We urge you to vote your shares today! The fastest way to vote your shares is by telephone or over the Internet, using the instructions on the enclosed proxy card.
Details concerning these matters are included in our proxy statement, which also can be accessed at www.progressiveproxy.com.
If you have questions or need assistance, please contact Morrow & Co., LLC, our proxy solicitor, at 1-800-607-0088.
We appreciate your continued investment in The Progressive Corporation. Thank you for taking time to vote your shares.

/s/ Charles E. Jarrett
Charles E. Jarrett
Secretary